Exhibit 99.1

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

WENDGUSTA, LLC

FINANCIAL STATEMENTS

DECEMBER 27, 2009 and DECEMBER 28, 2008

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

ADMIN@VRONAVANSCHUYLERCPA.COM

WWW.VRONAVANSCHUYLERCPA.COM

240 LONG BEACH ROAD ISLAND PARK, NY 11558-1541 TEL: 516-670-9479 FAX: 516-670-9477	240 WEST 35TH ST. STE 300 NEW YORK, NY 10001 - 2506 TEL: 212-868-3750 FAX: 212-868-3727

ACCOUNTANTS’ REVIEW REPORT

The Members

Wendgusta, LLC

27 Central Avenue

Cortland, New York 13045

We have reviewed the accompanying statement of assets, liabilities and members’ capital-income tax basis of Wendgusta, LLC as of December 27, 2009 and December 28, 2008 and the related statements of revenues and expenses-income tax basis, members’ capital-income tax basis and cash flows-income tax basis for the period December 27, 2009 and December 28, 2008 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Wendgusta, LLC.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with the income tax basis of accounting, as described in Note 1.

CERTIFIED PUBLIC ACCOUNTANTS

January 21, 2010

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Assets, Liabilities and Members’ Capital-Income Tax Basis

December 27, 2009 and December 28, 2008

	2009	2008
ASSETS
Current assets:
Cash - (Note 1J)	$671,613	$714,273
Inventories - (Note 1C)	65,981	55,019
Prepaid expenses and other current assets	136,368	59,640

Total current assets	873,962	828,640

Property and equipment, net of accumulated depreciation - (Notes 1D and 2)	1,444,123	1,612,972

Other assets:
Goodwill, net of accumulated amortization of $992,770 in 2009 and $595,662 in 2008- (Note 1E)	4,963,857	5,360,965
Loan cost, net of accumulated amortization of $18,515 in 2009 and $11,109 in 2008 - (Note 1G)	48,138	55,544
Organization and start-up cost, net of accumulated amortization of $34,713 in 2009 $20,828 in 2008 and -(Note 1F)	34,713	48,598
Deposits	14,732	400

Total other assets	5,061,440	5,465,507

TOTAL ASSETS	$7,379,525	$7,907,119

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Current maturities of long-term debt - (Note 3)	$360,445	$342,880
Accounts payable and accrued expenses	881,048	860,085

Total current liabilities	1,241,493	1,202,965
Long-term debt, less current maturities - (Note 3)	5,639,555	6,491,191

Total liabilities	6,881,048	7,694,156
Commitments and contingencies - (Notes 3,4,5 and 6)		—
Members’ capital - (Notes 1A and 5)	498,477	212,963

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$7,379,525	$7,907,119

See accountants’ review report and notes to the financial statements.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Revenues and Expenses-Income Tax Basis

For the Years Ended December 27, 2009 and December 28, 2008

	2009	2008
Sales	$14,018,004	$13,299,514
Cost of sales	4,280,830	4,247,707

Gross profit	9,737,174	9,051,807

Labor expenses	4,196,056	4,024,586
Store operating and occupancy expenses	2,447,357	2,448,091
General and administrative expenses	570,593	494,495
Advertising expenses - (Note 4A)	633,440	601,403
Royalty expense - (Note 4A)	560,720	531,981
Depreciation and amortization - (Notes 1D, 1E, 1F and 1G)	832,378	906,208
Interest expense - (Note 3)	774,737	565,864

Total expenses	10,015,281	9,572,628

	(278,107)	(520,821)
Loss on disposal of assets	(34,106)	(56,763)
Interest income	78	13,420
Workers’ Compensation refund	100,000	0
Other income	18,160	20,587

Excess of expenses over revenues - (Note 1H)	$(193,975)	$(543,577)

See accountants’ review report and notes to the financial statements.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Members’ Capital - Income Tax Basis

For the Years Ended December 27, 2009 and December 28, 2008

Members Capital, December 30, 2007	$1,030,400
Excess of expenses over revenues for the year ended December 28 2008	(543,577)
Distributions paid to members	(271,860)
Purchase of member’s interest	(2,000)

Members’ Capital, December 28, 2008	212,963
Excess of expenses over revenues for the year ended December 27, 2009	(193,975)
Members’ contributed capital	796,000
Distributions paid to members	(310,911)
Purchase of member’s interest	(5,600)

Members’ Capital, December 27, 2009	$498,477

See accountants’ review report and notes to the financial statements.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Statement of Cash Flows-Income Tax Basis

For the Years Ended December 27, 2009 and December 28, 2008

	2009	2008
Cash flows from operating activities:
Excess of expenses over revenues	$(193,975)	$(543,577)

Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	832,378	906,208
Decrease (increase) in inventories	(10,962)	1,551
Decrease (increase) in prepaid expenses and other current assets	(77,020)	(4,867)
Increase (decrease) in accounts payable, accrued expenses and taxes	20,963	(88,029)
Loss on disposal of assets	34,106	56,763

Total adjustments	799,465	871,626

Net cash provided by operating activities	605,490	328,049

Cash flows from investing activities:
Capital expenditures, tangible and intangible assets	(279,236)	(452,990)

Cash flows from financing activities:
Members contributions	796,000	0
Repayments of note payable	(834,071)	(316,131)
Increase in deposits	(14,332)	0
Members’ distributions	(310,911)	(271,860)
Purchase of member’s interest	(5,600)	(2,000)

Net cash provided by (used in) financing activities	(368,914)	(589,991)

Net increase in cash	(42,660)	(714,932)
Cash, beginning of year	714,273	1,429,205

Cash, end of year	$671,613	$714,273

Supplemental Information:
Interest paid during the year	$794,357	$565,263

See accountants’ review report and, notes to the financial statements.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 1 - Summary of Significant Accounting Policies

(A)	The Company:

Wendgusta, LLC was formed on May 16, 2007 pursuant to the Georgia Limited Liability Company Act to acquire, own and operate eleven existing Wendy’s Old Fashioned Hamburger Restaurants in Augusta and Martinez, Georgia and Aiken and North Augusta, South Carolina. The restaurants were acquired from one seller for an aggregate purchase price of $7,650,000, plus various adjustments in the net aggregate amount of approximately $50,000. The Company recorded goodwill in the amount of approximately $6,527,000. The purchase price was financed principally by a $7,250,000 equipment loan from General Electric Capital Corporation, (“GECC”) with the balance provided by capital contributions of the members. The acquisition closed on July 2, 2007. (See Note 3).

In October 2007 the Company closed the Dean Bridge Road restaurant.

The Company currently operates ten restaurants, all of which are leased. (See Note 4B).

The Company is to continue in perpetuity, except it is to be dissolved as a result of the sale of all business operations or the sale of all or substantially all of its assets, in each of such cases upon the receipt of the consideration therefor in cash or the reduction to cash of non-cash consideration, or upon the occurrence of certain events as set forth in the operating agreement. (See Note 5B).

(B)	Income Tax Basis of Accounting:

The Company is treated as a partnership for federal, Georgia and South Carolina income tax purposes. The accompanying financial statements have been prepared on the basis of accounting used to prepare the Company’s federal partnership return. Such other comprehensive basis of accounting differs in certain respects from generally accepted accounting principles. Accordingly, the accompanying financial statements are not intended to present financial position and results of operations in accordance with generally accepted accounting principles. (See Note 1H).

(C)	Inventories:

Inventories represent food and supplies and are stated at cost.

(D)	Property, Equipment and Depreciation:

Property and equipment are stated at cost. Depreciation is provided by application of the straight-line and declining balance methods over depreciable lives as follows:

Leasehold improvements	15 to 39 years
Restaurant and office equipment	5 to 7 years
Automobile	5 years
Land improvements	15 years

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 1 - Summary of Significant Accounting Policies - (Continued):

(D)	Property, Equipment and Depreciation - continued:

If it had qualifying property placed in service during the year, the Company has taken additional depreciation deductions in accordance with the federal government’s enactment of the Economic Stimulus Act of 2008, amended by the American Recovery and Reinvestment Act of 2009.

(E)	Goodwill:

Goodwill, representing the excess of the purchase price over the fair value of the assets acquired, is amortized over fifteen years.

(F)	Organizational and Start-Up Costs:

The Company capitalized the costs incurred in the formation of the company. These costs are amortized over 5 years.

(G)	Loan Cost:

The Company capitalized the cost incurred in the obtaining the acquisition debt. These costs are amortized over 9 years. (See note 3).

(H)	Income Taxes:

The Company was organized as a Limited Liability Company under the laws of Georgia and is not subject to any federal or state income tax. For federal, Georgia and South Carolina income tax purposes, the Company is treated as a partnership. Accordingly, each member is required to report on his federal and applicable state income tax return his distributive share of all items of income, gain, loss, deduction, credit and tax preference of the Company for any taxable year, whether or not any cash distribution has been or will be made to such member.

The Company’s tax returns are subject to examination by the Federal and State taxing authorities. The tax rules and regulations governing these returns are complex, technical and subject to varying - interpretations. If an examination required the Company to make adjustments, the profit or loss allocated to the members would be adjusted accordingly.

Although income tax rules are used to determine the timing of the reporting revenues and expenses, non-taxable revenues and non-deductible expenses are included in the determination of net income in the accompanying financial statements.

(I)	Fiscal Year:

The Company’s annual accounting period is a fiscal year ending on the last Sunday of December.

(J)	Cash:

The Company maintains its cash in various banks. The accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation, to a maximum of $250,000. At any time during the year, the cash balance may exceed $250,000.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 1 - Summary of Significant Accounting Policies - (Continued):

(K)	Use of Estimates:

The preparation of financial statements in conformity with the income tax accrual basis of accounting requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

(J)	Subsequent Events:

Subsequent events have been evaluated through the date the financial statements were issued, as reflected on the accountants’ review report.

Note 2 - Property and Equipment

Property and equipment consist of the following:

	2009	2008
Restaurant and office equipment	$1,204,305	$1,116,115
Automobile	7,415	7,415
Leasehold improvements	1,197,686	1,060,300
Land improvements	30,245	26,345

Total	2,439,651	2,210,175
Less: Accumulated depreciation	995,528	597,203

Property and equipment, net	$1,444,123	$1,612,972

Note 3 - Acquisition Debt

At the time of the acquisition closing, the Company borrowed $7,250,000 from GECC. The loan maturity date was August 1, 2016 and was payable in monthly installments assuming a 13.5 year amortization period with a balloon payment due at maturity. In December 2009 the Company made an additional principal payment of $491,190 reducing the amount owed to $6,000,000 and restructured the terms of the loan. The loan bears interest at a rate of LIBOR plus 4.5% and is payable in monthly installments based upon a 12.5 year amortization with a balloon payment of approximately $2,050,919 plus interest due on January 1, 2019.

The note agreement contains various standard affirmative and negative covenants as well as certain formula-based financial covenants. At December 27, 2009 the Company was in compliance with all terms of the loan.

The future annual principal payments are as follows:

2010	$360,445
2011	377,906
2012	396,213
2013	415,407
2014	435,531
2015	456,629
2016	478,750
2017	501,942
2018	526,258
2019	2,050,919

$6,000,000

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 4 - Commitments and Contingencies

(A)	Franchise Agreement Commitments:

The Company is the franchisee for the ten Wendy’s restaurants it owns and operates. The franchise agreements obligate the Company to pay to Wendy’s International a monthly royalty equal to 4% of the gross sales of each restaurant, or $250, whichever is greater. The Company must also pay to Wendy’s National Advertising Program 3% of the gross sales and spend not less than 1% of the gross sales of each restaurant for local and regional advertising.

(B)	Minimum Operating Lease Commitments:

The lease for the restaurant located at 517 Martintown Road in North Augusta expires on November 6, 2016. The annual rent is $87,780. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $746,181.

The lease for the restaurant located at 1730 Walton Way in Augusta expires on November 6, 2016. The annual rent is $96,780. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $768,937.

The lease for the restaurant located at 2738 Washington Road in Augusta had a primary term that expired on October 31, 2004. The current term expires on October 31, 2014 and includes two remaining five-year renewal options. The annual rent is $71,573 for all terms of the lease. In addition the Company is required to pay percentage rent equal to 5% of gross sales in excess of $900,000.

The lease for the restaurant located at 100 Richland Avenue in Aiken expires on November 6, 2016. The annual rent is $90,480. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $752,048.

The lease for the restaurant located at 3342 Wrightsboro Road in Augusta had a primary term that expired on October 31, 2004. The current term expires on October 31, 2014 and includes two remaining five-year renewal options. The annual rent is $68,581 for all terms of the lease. In addition the Company is required to pay percentage rent equal to 5% of gross sales in excess of $687,458.

The lease for the restaurant located at 3859 Washington Road in Martinez expires on November 6, 2016. The annual rent is $84,120. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $860,000.

The lease for the restaurant located at 3013 Peach Orchard Road in Augusta expires on November 6, 2016. The annual rent is $86,160. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $744,784.

The lease for the restaurant located at 1901 Whiskey Road in Aiken expires on November 6, 2016. The annual rent is $96,780. In addition the Company is required to pay percentage rent equal to 7% of gross sales in excess of $960,000.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 4 - Commitments and Contingencies - (Continued):

(B)	Minimum Operating Lease Commitments - continued:

The lease for the restaurant located at 449 Walton Way in Augusta had a primary term that expired on February 28, 2003. The current term expires on February 28, 2013 and includes one remaining five-year renewal option. The annual rent is $96,600 for all terms of the lease. In addition the Company is required to pay percentage rent equal to 6% of gross sales less base rent.

The lease for the restaurant located at 430 South Belair Road in Augusta has a primary term that expires on November 30, 2025 and includes two five-year renewal options. The annual rent is $147,731 through November 30, 2010. At that time and on each one year anniversary thereafter, annual rent will be increased by the previous year’s annual rent multiplied by 1.5%.

The leases are all net leases and require the Company to pay real estate taxes, insurance, maintenance and other property expenses.

Rent expense was $1,259,449 in 2009 and $1,249,856 in 2008 including percentage rent of $286,153 in 2009 and $254,357 in 2008.

Future annual minimum rentals are as follows:

2010	$926,169
2011	928,388
2012	930,640
2013	852,926
2014	815,887
Thereafter	2,877,638

$7,331,648

(C)	Financial and Operational Advisory Services Agreement:

At the closing, the Company entered into a financial and operational advisory services agreement with its two managing members and another individual. The agreement provides for these three individuals to: (I) consult with and advise the Company on applicable financial and/or operational matters; and (ii) if required by the Company’s debt, lease or franchise agreements, to which they are signatories, to remain ready, willing and able to maintain such status for the benefit of the Company, except where such guarantees are not needed; and (iii) remain able to provide such additional personal guarantees as, within their sole discretion, may reasonably be necessary to maintain the business of the Company. The aggregate monthly fee under this agreement is $5,500. The initial term ends December 31, 2010 and is automatically renewable annually thereafter, as long as the Company remains in business, at not less than the then current fee. The agreement also provides for the reimbursement of reasonable expenses incurred by the individuals in fulfilling their duties. Fees paid pursuant to this agreement aggregated $66,000 in 2009 and 2008.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 5 - Capitalization and Operating Agreement

(A)	Capitalization:

The Company’s initial capitalization consisted of 800 units, of which 24 and 21 were sold to two managing members at $25 per unit, or $1,125 in the aggregate, and 80 units were sold to the third managing member at $125 per unit, or $10,000 in the aggregate. Of the remaining 675 units, 192 were sold at $25 per unit, or $4,800 in the aggregate, and 483 units were sold at per unit contributions of $4,500 totaling $2,173,500. All contributions totaled $2,189,425. (See Note 5B).

In 2009 the Company required each member to contribute $1,000 per unit of membership interest as an additional capital contribution. The proceeds were used in part to reduce the loan to GECC. (See Notes 3 and 6B).

(B)	Operating Agreement:

All purchasers of membership interests are parties to the Company’s operating agreement which provides for the capitalization and operation of the Company, distributions to members and transfers of interests. Members’ consents representing 75% of all membership interests are required for the following actions: Change in the operating agreement; voluntary dissolution; sale or exchange of substantially all assets; merger or consolidation; incurrence of debt or refinancing other than in the ordinary course of business or in connection with entering new or unrelated businesses; and removal of a manager, for cause. Members are not required to make up negative capital accounts. Distributions either from cash flow generated by operations or capital transactions (as defined) other than capital contributions are made at the sole discretion of the managers, acting unanimously. Managers are elected by the members. Outside liens against membership interests are prohibited. For permitted transfers of membership interests, book value is equal to assets less liabilities using the income tax method/accrual basis of accounting, except for transfers involving the interest owned by the Company’s President, in which case a special valuation adjustment is required through July 1, 2012.

Members wishing to sell their interests shall submit their request in writing, together with appropriate documentation setting forth the terms of such sale, to the managing members,, who within thirty days and at their sole discretion, shall approve or disapprove of such sale. If not approved, the managing members within fourteen additional days may elect to have the Company purchase the offered units at the stated terms. Such action by the managing members is to be by simple majority. If the managing members determine that the offered interests are not to be redeemed by the Company, then the interests shall be offered to the remaining members of the Company, pro-rata at the same offered terms, who will have 14 additional days to purchase the offered shares. If the interests are not purchased by the members, then they may be sold to the third-party purchaser at the offered terms. Membership interests may also be transferred to family members or trusts or by reason of death or incompetence.

VRONA & VAN SCHUYLER, CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendgusta, LLC

Notes to the Financial Statements

December 27, 2009 and December 28, 2008

Note 5 - Capitalization and Operating Agreement - (Continued):

(B)	Operating Agreement - continued:

In the event of a termination of a member’s interest by death, retirement, resignation, expulsion, bankruptcy, incompetence, or in the case of a member that is not a natural person - dissolution, the Company must be dissolved unless it is continued by the consent of all the remaining members. Non-consenting members are deemed to offer and authorized representatives or trustees of deceased or bankrupt members may offer the applicable membership interest, first to the Company, and then to the consenting (continuing) members. In such case, the offered interests must be purchased by either the Company or one or more of the consenting members. Such purchases, unless made by the Company, are to be made pro-rata to the existing interests of purchasing members, unless they agree otherwise or there is only one purchasing member.

In any event, all offered interests of non-consenting members or by the estate, trustee, etc. of deceased or bankrupt members, etc. must be purchased by the Company or one or more consenting members or the Company must be dissolved and liquidated.

Note 6 - Related Party Transactions

(A)	Financial and Operating Advisory Service Fees:

The Company paid two of its three managing members and a third individual a total of $66,000 in 2009 and 2008 pursuant to a financial and operational advisory services agreement. (See note 4C).

(B)	Additional Capital Contributions:

During 2009 additional capital contributions of $1,000 per unit of membership interest were received by the Company for a total of $796,000. In lieu of a cash payment, the President’s contribution was made by the issuance of a promissory note of $80,000. The note bears interest at a rate of .75% over the 12 month LIBOR rate and calls for annual payments of $12,000 beginning on January 11, 2011 until the loan is paid off. The payment is contingent upon the Company making total annual distributions of at least $430,000. If the annual distributions fall below that amount, the next loan payment will be proportionately reduced.

(C)	Other:

In July 2008 the Company redeemed one member’s .25% membership interest for $2,000.

In March 2009 the Company redeemed one member’s .13% membership interest for $2,000.

In October 2009 the Company redeemed one member’s .13% membership interest for $3,600.